                                  SCHEDULE 14A
                                (RULE 14A - 101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement            [ ] CONFIDENTAL, FOR THE USE OF THE
[X] Definitive Proxy Statement                 COMMISSION ONLY (AS PERMITTED BY
[ ] Definitive Additional Materials            RULE 14a-6(e)(2))
[ ] Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                               PICO HOLDINGS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ......................................................................

     (2)  Aggregate number of securities to which transaction applies:

          ......................................................................


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ......................................................................

     (4)  Proposed maximum aggregate value of transaction:

          ......................................................................

     (5)  Total fee paid:

          ......................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ......................................................................

     (2)  Form, Schedule or Registration Statement No.:

          ......................................................................

     (3)  Filing Party:

          ......................................................................

     (4)  Date Filed:

          ......................................................................

                               PICO HOLDINGS, INC.
                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


The Annual Meeting of Shareholders of PICO Holdings, Inc., a California corporation (the "Company"), will be held at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California 92037 on Thursday, July 17, 2003 at 9:00 a.m. (PDT) for the following purposes:

1. To elect two directors, for which positions the Board of Directors has nominated S. Walter Foulkrod, III, Esq. and Richard D. Ruppert, MD to serve for three years until the annual meeting of shareholders in the year 2006 and until their respective successors have been duly elected and qualified.

2.   To approve the PICO Holdings, Inc. 2003 Stock Appreciation Rights Program.

3. To transact such other business as may be properly brought before the meeting and any adjournment thereof.

Shareholders of record at the close of business on May 19, 2003 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                         By Order of the Board of Directors


                                         /s/ Ronald Langley

                                         Ronald Langley
                                         Chairman of the Board

Dated:  May 27, 2003

TO ASSURE YOUR REPRESENTATION AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR BY VOTING IN PERSON AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES AND YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PICO HOLDINGS, INC.
                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037


                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 17, 2003


The proxy accompanying this Proxy Statement is solicited by the Board of Directors of PICO Holdings, Inc., a California corporation (the "Company"), to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California at 9:00 a.m. (PDT) on Thursday, July 17, 2003 and at any postponement or adjournment thereof. The proxy may be revoked by appropriate written notice at any time before it is exercised or by voting in person at the meeting.

GENERAL INFORMATION

A copy of the Company's Annual Report to Shareholders for 2002 accompanies this Proxy Statement. The Annual Report and these proxy solicitation materials are being mailed on or about May 27, 2003 to all shareholders entitled to vote at the meeting.

As of May 19, 2003, the record date for the determination of shareholders entitled to vote at the Annual Meeting, 12,379,242 shares of Common Stock of the Company were issued and outstanding, excluding 4,422,681 treasury shares. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting, except for the 4,422,681 shares held by the Company and subsidiaries of the Company which may not be voted. Our Bylaws provide that the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of business at the Annual Meeting of Shareholders.

In voting for the election of directors, shareholders have cumulative voting rights. Accordingly, each shareholder may cumulate such voting power as such shareholder possesses and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distribute such shareholder's votes on the same principle among two or more candidates, as such shareholder sees fit. However, no shareholder is entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless at least one shareholder has given notice, at the Annual Meeting prior to the voting, of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for nominated candidates.

The proxy, if returned properly executed and not subsequently revoked by written notice delivered to the Secretary of the Company or by the shareholder voting in person at the Annual Meeting, will be voted in accordance with the choice made by the shareholder thereon. If a choice is not made with respect to any issue, the proxy will be voted in favor of the items described in this Proxy Statement. If cumulative voting is permitted in the election of directors at the Annual Meeting, the proxy holders shall have discretion as to the manner in which votes represented by the proxy are to be cumulated, unless the proxy indicates the manner in which such votes shall be cumulated.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the meeting who will also determine whether or not a quorum is present. The inspector of election will treat abstentions, and any shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote on a particular matter, as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the election of directors, but not for the approval of the Company's 2003 Stock Appreciation Rights Program.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 1, 2003, with respect to the beneficial ownership of the Company's Common Stock entitled to vote by each person known by the Company to be the beneficial owner of more than 5% of Common Stock, and by each director, each Named Officer (as defined in Executive Compensation and Other Matters) and all executive officers and directors as a group. Except as otherwise indicated, each person has sole investment and voting power, subject to community property laws. Unless otherwise indicated, the business address for each person is 875 Prospect Street, Suite 301, La Jolla, CA 92037.

                                                                           NUMBER OF SHARES       PERCENTAGE
                                                                            AND NATURE OF        OWNERSHIP OF
               NAME AND ADDRESS OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP(1)  VOTING SHARES
               ------------------------------------                     --------------------     -------------

Ronald Langley(2) (4)                                                       4,179,561               33.7%

John R. Hart(3) (4)                                                         4,189,070               33.8%

Robert R. Broadbent(5) (6)                                                     15,949                  *

Carlos C. Campbell(5) (15)                                                      1,500                  *

S. Walter Foulkrod, III, Esq. (5)                                               4,403                  *

Richard D. Ruppert, MD (5) (7)                                                  7,798                  *

John D. Weil(5) (8)                                                         4,245,796               34.2%

Richard H. Sharpe (9)                                                         143,363                1.1%

Maxim C. W. Webb(10)                                                           66,345                  *

James F. Mosier(11)                                                            68,425                  *

PICO Equity Investors, L.P. (12)                                            3,333,333               26.9%

Dimensional Fund Advisors Inc. (13)                                           794,205                6.4%
  1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401

Artisan Partners Limited Partnership, Artisan Investment Corporation,
  Andrew A. Ziegler, and Carlene Murphy Ziegler (14)                        1,444,673               11.6%
  1000 N. Water Street, Suite 1770, Milwaukee, WI 53202

Executive Officers and Directors as a Group (10 persons)                    6,255,544               50.5%

------------------

 *Less than one percent (1%)

(1)  Sole voting and investment power unless otherwise indicated.

(2) Of these shares, 603,279 represent beneficial ownership of stock options exercisable within the next 60 days. 10,013 shares are held in the Company's 401(k) Plan. Mr. Langley owns a membership interest in PICO Equity Investors Management, LLC which has voting control of 3,333,333 shares of the Company.

(3) Of these shares, 631,933 represent beneficial ownership of stock options exercisable within the next 60 days. 11,681 shares are held in the Company's 401(k) Plan. Mr. Hart owns a membership interest in PICO Equity Investors Management, LLC, which has voting control of 3,333,333 shares of the Company. The number of shares shown above does not include 19,940 shares of the Company held in a deferred compensation plan Rabbi Trust for Mr. Hart.

(4) Mr. Langley and Mr. Hart each had 1993 call option agreements with Guinness Peat Group plc; in August 1998, the Company assumed Guinness Peat Group's obligations with respect to these 412,846 options. Mr. Langley exercised 57,307 of his call options in December 1998 and has 149,116 call options remaining. Mr. Hart has not exercised any call options and has 206,423 call options remaining.

(5) Each nonemployee director of the Company received a grant of 1,500 stock options pursuant to the PICO Holdings, Inc. 2000 Nonstatutory Stock Option Plan, which was approved by the Company's shareholders on October 19, 2000. These options are vested and exercisable.

(6) The number of shares shown above does not include 3,336 shares of the Company held in a deferred compensation plan Rabbi Trust for Mr. Broadbent.

(7) Dr. Ruppert shares voting and investment power with his wife. The number of shares shown above does not include 1,441 shares held in a deferred compensation plan Rabbi Trust for Dr. Ruppert.

(8) Of these shares, 884,922 are owned by a partnership which Mr. Weil controls. Mr. Weil owns a membership interest in PICO Equity Investors Management, LLC which has voting control of 3,333,333 shares of the Company. The number of shares shown above does not include 3,295 shares of the Company held in a deferred compensation plan Rabbi Trust for Mr. Weil.

(9) Of these shares, 135,268 represent beneficial ownership of stock options exercisable within the next 60 days. 3,586 shares are held in the Company's 401(k) Plan.

(10) Of these shares, 64,470 represent beneficial ownership of stock options exercisable within the next 60 days. 1,494 shares are held in the Company's 401(k) Plan.

(11) Of these shares, 63,125 represent beneficial ownership of stock exercisable within the next 60 days. 2,371 shares are held in the Company's 401(k) Plan.

(12) Pursuant to a rights offering conducted by the Company in March 2000, an investment partnership named PICO Equity Investors, L.P. acquired on March 28, 2000, 3,333,333 newly issued shares which were not subscribed for in the rights offering. PICO Equity Investors, L.P. is managed by PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC is owned by Mr. Langley, Mr. Hart and Mr. Weil. PICO Equity Investors Management, LLC will exercise all voting and investment decisions with respect to these 3,333,333 shares for up to ten years. The interest of PICO Investors Management, LLC in any profits and losses earned on this investment will be proportional to the capital contributions made to PICO Equity Investors, L.P. by the partners, i.e., 1,000/50,001,000. There are no other fees or other management compensation of any kind payable to Mr. Langley, Mr. Hart, and Mr. Weil.

(13) The Company received a Form 13-G filing from Dimensional Fund Advisors Inc. in 2003 for calendar year 2002.

(14) The Company received a Form 13-G filing from Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler in 2003 for calendar year 2002.

(15) The number of shares shown above does not include 742 shares held in a deferred compensation plan Rabbi Trust for Mr. Campbell.

                            1. ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Pursuant to Section 3.2 of the Company's Bylaws, the total number of directors has been established as seven. Two directors of the Company are to be elected for terms ending at the Annual Meeting of Shareholders in the year 2006 or until their respective successors have been duly elected and qualified.

Unless otherwise instructed, the proxy holders named on the enclosed form of proxy intend to distribute the votes represented by proxies in such proportions as they deem desirable to elect the two nominees named below or their substitutes. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the Annual Meeting, a substitute nominee will be selected by the Board of Directors. See "Stock Ownership of Certain Beneficial Owners and Management" for the number of shares of Common Stock beneficially owned by these nominees.

The Nominating Committee has recommended that S. Walter Foulkrod, III, Esq. and Richard D. Ruppert, MD be nominated for election as Directors at the Company's Annual Meeting of Shareholders on July 17, 2003 for terms ending in 2006. The following table sets forth information regarding the nominees for election as directors and the other directors whose terms of office as directors will continue after the Annual Meeting, including their ages, a brief description of their business experience, certain directorships held by each of them and the year in which each became a director of the Company.

If a quorum is present and voting, the nominees for election as directors receiving the highest numbers of votes shall be elected. Abstentions and broker non-votes have no effect on the vote. THE COMPANY'S BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR ELECTION LISTED BELOW.

     DIRECTOR NAME                                   BUSINESS EXPERIENCE                                     AGE        SINCE

NOMINEES STANDING FOR TERMS ENDING IN 2006:

S. Walter Foulkrod, III, Esq.      Attorney; owner of one third of the issued and outstanding                 61         1996
                                   capital stock of Foulkrod Ellis Professional Corporation,
                                   Attorneys at Law, Harrisburg, PA; sole owner of S. Walter
                                   Foulkrod, III & Associates, Attorneys at Law, Harrisburg, PA from
                                   1994 through 2000; President and Chairman of Foulkrod, Reynolds &
                                   Havas, PC, from 1984 to 1994; Director of Physicians Insurance
                                   Company of Ohio ("Physicians") since 1988.

Richard D. Ruppert, MD             Physician; President of Medical College of Ohio from 1978 to               72         1996
                                   1993; President of American Society of Internal Medicine from
                                   1992 to 1993; Director of Physicians since 1988.

DIRECTORS WITH TERMS ENDING IN 2004:

Robert R. Broadbent                Retail consultant since 1989; Chairman of Higbee Company from              81         1996
                                   1984 to 1989; President, CEO, Director and Vice Chairman of the
                                   Higbee Company from 1979 to 1984; President and Chief Executive
                                   Officer of Liberty House - Mainland from 1976 to 1978; Chairman and CEO of Gimbel's from 1973 to 1976; Director of Physicians from 1993 to 1995.

Carlos C. Campbell                 President, C. C. Campbell & Co.; Director of Resource America,             65         1998
                                   Inc.; Director of Netwolves, Inc.

DIRECTORS WITH TERMS ENDING IN 2005:

John R. Hart                       President and CEO and Director of the Company since 1996;                  43         1996
                                   President of Quaker Holdings Limited, an investment company, since 1991; Principal with Detwiler, Ryan & Company, Inc., an investment bank, from 1982 to 1991; Director of Physicians since
                                   1993; President and CEO of Physicians since 1995; Director of
                                   HyperFeed Technologies, Inc.

Ronald Langley                     Chairman and Director of the Company since 1996; Director of               58         1996
                                   Physicians since 1993; Chairman of Physicians since 1995;
                                   Director of HyperFeed Technologies, Inc.; Director of
                                   Jungfraubahn Holding AG.

John D. Weil                       President, Clayton Management Company, an investment company;              62         1996
                                   Director of Todd Shipyards Corporation, Allied Health Products,
                                   Inc., and Baldwin & Lyons, Inc.

In December 2002, Mr. Weil settled a pending civil action brought against him by the SEC for alleged violations of the anti-fraud provisions of the federal securities laws arising in connection with transactions in the securities of Kaye Group Inc. involving material non-public information. Mr. Weil was not an officer or director of Kaye Group. The transactions cited by the SEC in its complaint involved less than one percent of the securities of Kaye Group beneficially owned by Mr. Weil and less than one-tenth of one percent of Kaye Group's then outstanding shares. Mr. Weil consented to the entry of a final judgment of permanent injunction and other relief, including disgorgement of alleged profits in the amount of $47,000 and civil penalties of like amount, but did not admit to or deny any of the allegations in the SEC's complaint.

     2. APPROVAL OF THE PICO HOLDINGS, INC. 2003 STOCK APPRECIATION RIGHTS
PROGRAM

At the Annual Meeting the shareholders will be asked to approve the PICO Holdings, Inc. 2003 Stock Appreciation Rights Program (the "SAR Program"). The Company's Board of Directors approved the SAR Program on April 18, 2003, subject to approval by the shareholders, to replace the Company's stock option plans and call option agreements. As discussed more fully below, each stock option holder (except one employee who currently has 100,000 stock options and who will receive 20,000 stock appreciation rights) and each call option holder will surrender their stock options and call options and will receive an equivalent number of stock appreciation rights, at the same exercises prices for the stock options and call options. See Report of Compensation Committee.

As discussed in "Equity Compensation Plan Information," the Company previously granted stock options under several different stock option plans and individual stock option arrangements. In addition, as discussed in footnote 4 under "Stock Ownership of Certain Beneficial Owners and Management," the Company is obligated to sell shares of the Company's stock, presently held as treasury shares, to Mr. Langley and Mr. Hart under call option agreements assumed by the Company in August 1998.

SUMMARY OF THE SAR PROGRAM

The following summary of the SAR Program is qualified in its entirety by the specific language of the SAR Program, a copy of which is attached as Appendix I.

GENERAL

Recently there has been much discussion regarding the cost of stock options to shareholders with varying opinions on the correct pricing methodology. The Company believes that stock appreciation rights provide more transparent and understandable accounting treatment for the Company's stockholders. Approval of the SAR Program will not change compensation to management.

The purpose of the SAR Program is to advance the interests of the Company and its shareholders with an easily understood incentive program for directors, officers, and consultants by providing an incentive for directors, officers, employees, and consultants to increase shareholders' equity and provide a mechanism whereby the participants in the SAR Program will be able to participate in an increase in share price. The SAR Program provides for grants of stock appreciation rights. Unlike the exercise of a stock option, which results in the issuance of a new share of the Company's stock, the exercise of a stock appreciation right will result only in a cash payment to the holder of that stock appreciation right. No shares of the Company's stock will be issued when a stock appreciation right is exercised.

The Board of Directors believes that stock appreciation rights have certain advantages over stock options. Since no new shares of stock are issued when a stock appreciation right is exercised, stock appreciation rights are not dilutive to existing shareholders, unlike the exercise of stock options where new shares of stock are issued. In addition, the accounting treatment for stock appreciation rights is more transparent to shareholders than for stock options. The accounting treatment for stock appreciation rights requires that all in-the-money amounts, based on the difference between the market value of the underlying stock and the exercise price of the stock appreciation right, be accrued and charged to net income. If the Company's shareholders approve the replacement of the Company's stock option plans and call option agreements with the SAR Program, there will be a charge to net income in the approximate amount of $3.3 million, based on the closing price of the Company's stock of $13.24 on December 31, 2002 on the Nasdaq National Market. Liquidity of stock options has been reduced with the recent enactment of the Sarbanes-Oxley Act of 2002 which has made cashless exercises of stock options problematic. In addition, legal restrictions frequently prevent the exercise of stock options due to the stock option holder's possession of material, nonpublic information. The Company has a relatively small average daily trading volume, which further impedes the exercise of stock options.

AUTHORIZED STOCK APPRECIATION RIGHTS

A maximum of 2,042,781 stock appreciation rights may be issued under the SAR Program. If any stock appreciation right expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, such stock appreciation right will again become available for issuance under the SAR Program. Appropriate adjustments will be made to the number of stock appreciation rights reserved under the SAR Program and the terms of any outstanding stock appreciation rights in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in the Company's capital structure.

ADMINISTRATION

The SAR Program will be administered by the Compensation Committee of the Board of Directors, or, in the absence of such committee, by the Board. Subject to the provisions of the SAR Program and with the exception of the stock appreciation rights to be granted as of July 17, 2003 as described below, the Committee will determine in its discretion the persons to whom and the times at which stock appreciation rights will be granted, the size of any stock appreciation right, and all of their terms and conditions. The Committee will have the authority to interpret the SAR Program and stock appreciation rights granted thereunder, and any such interpretation by the Committee will be binding.

CALL OPTION AGREEMENTS

In 1993, Guinness Peat Group plc entered into separate, but identical, call option agreements with Mr. Langley and Mr. Hart. These call option agreements provided that Guinness Peat Group plc would sell a total of 412,486 shares it owned to Mr. Langley and Mr. Hart at certain exercise prices. In August 1998, the Company acquired these shares at their exercise prices and assumed the obligation to sell these shares to Mr. Langley and Mr. Hart at those same exercise prices. Mr. Langley and Mr. Hart have both agreed to irrevocably and unconditionally surrender any and all rights pursuant to the call option agreements, effective July 17, 2003, contingent upon shareholder approval of this proposal.

STOCK OPTION PLANS

The Company has granted stock options to directors, officers, employees, and consultants under the Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan, the PICO Holdings, Inc. 2000 Nonstatutory Stock Option Plan, and several individual stock option arrangements (see "Equity Compensation Plan Information"). All stock option holders have agreed to irrevocably and unconditionally surrender any and all rights under these stock option plans before July 17, 2003.

FEATURES OF SAR PROGRAM

If this proposal is approved by the Company's shareholders, each stock option holder (except one employee who currently has 100,000 stock options and who will receive 20,000 stock appreciation rights) and each call option holder will receive an equivalent number of stock appreciation rights at the same exercise prices as the current stock options and call options, and the Company will have no stock options or call option agreements outstanding. The terms of the proposed SAR Program are as follows:

(1) Each stock option holder (except one employee who currently has 100,000 stock options and who will receive 20,000 stock appreciation rights) and each call option holder will receive an equivalent number of stock appreciation rights;

(2) Each stock appreciation right shall take effect July 17, 2003 and shall not have an expiration date. See Termination or Amendment;

(3) The SAR program shall authorize 2,042,781 stock appreciation rights, which is the number of stock options and call options presently outstanding;

(4)  All stock appreciation rights will be fully vested on July 17, 2003;

(5) Each recipient of stock appreciation rights will be able to exercise, in any twelve month period beginning on July 17, a maximum of 20% of the number of stock appreciation rights initially received. However, the Company's Compensation Committee shall have authority to allow in excess of 20% of an individual's stock appreciation rights to be exercised in any twelve month period beginning July 17, for good cause shown, in the Committee's sole discretion. Upon a change of control of the Company, or upon the death, disability, or retirement of the participant, all stock appreciation rights shall be exercisable immediately;

(6) The exercise price for the stock appreciation rights will be the same as for the stock options and call options; and

(7) The stock appreciation rights, when exercised, are payable only in cash by the Company, in an amount equal to the excess of the fair market value of the Company's stock over the exercise price.

TERMINATION OR AMENDMENT

The SAR Program will continue in effect until the first to occur of (i) its termination by the Committee or (ii) the date on which all stock appreciation rights available for issuance under the SAR Program have been issued and the agreements evidencing stock appreciation rights granted under the SAR Program have lapsed. The Committee may terminate or amend the SAR Program at any time, provided that no amendment may be made without stockholder approval if the Committee deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the Common Stock of the Company is then listed. No termination or amendment may affect any outstanding stock appreciation right unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding stock appreciation right without the consent of the participant unless necessary to comply with any applicable law.

SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the SAR Program and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

A participant generally will recognize no income upon the grant of a stock appreciation right. Upon the settlement of the stock appreciation right, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the settlement date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

The following table sets forth (i) the numbers of stock appreciation rights that will be granted to directors, officers, employees, and consultants on July 17, 2003, subject to approval by shareholders of the SAR Program; and (ii) the numbers of stock appreciation rights that would have been granted on December 31, 2002 to the directors, officers, employees, and consultants if the SAR Program had been in effect on December 31, 2002.

                                NEW PLAN BENEFITS

                                                                                       STOCK APPRECIATION RIGHTS THAT WOULD
                                              STOCK APPRECIATION RIGHTS GRANTED             WOULD HAVE BEEN GRANTED ON
                                                 ON JULY 17, 2003, SUBJECT TO                DECEMBER 31, 2002 IF THE
                                                        SHAREHOLDER APPROVAL OF THE          SAR PROGRAM HAD BEEN IN
                                                          SAR PROGRAM                          EFFECT ON THAT DATE
                                             -------------------------------------     ------------------------------------
                                                        NUMBER OF STOCK                           NUMBER OF STOCK
            NAME AND POSITION                         APPRECIATION RIGHTS                       APPRECIATION RIGHTS
            -----------------                         -------------------                       -------------------
John R. Hart
President and Chief Executive Officer                       838,356                                    838,356

Ronald Langley
Chairman                                                    752,395                                    752,395

Richard H. Sharpe
Chief Operating Officer                                     135,268                                    135,268

Maxim C. W. Webb
Chief Financial Officer & Treasurer                          71,137                                     71,137

James F. Mosier
General Counsel and Secretary                                63,125                                     63,125

Executive Group                                           1,860,281                                  1,860,281
(5 persons)

Non-Executive Director Group                                  7,500                                      7,500
(5 persons)

Non-Executive Officer Employee Group                         95,000                                     95,000
(4 persons)


VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

Approval of this proposal requires the affirmative vote of a majority of the shares voted at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes will not be counted as present for purposes of determining the presence of a quorum and will have no effect on the outcome of the vote.

The Board of Directors believes that adoption of the proposed SAR Program is in the best interests of the Company and its shareholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE SAR PROGRAM.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee.

The Executive Committee currently consists of Messrs. Langley (Chairman), Hart, and Weil. It did not meet in 2002. The Executive Committee may exercise substantially all the powers vested in the Board of Directors except for certain actions as prescribed by California law. The Nominating Committee has chosen not to reappoint an Executive Committee, effective July 17, 2003. All matters which previously would have been dealt with by the Executive Committee will be dealt with thereafter by the full Board of Directors.

The Audit Committee consists of Dr. Ruppert (Chairman) and Messrs. Campbell and Foulkrod, none of whom has been or is an officer or employee of the Company. In 2002, this Committee met eight times. The functions of the Audit Committee include reviewing the accounting principles and practices employed by the Company and its subsidiaries; meeting with the Company's independent auditors to review their reports on their audits of the Company's financial statements, their comments on the internal accounting controls of the Company and the action taken by management with regard to such comments; reviewing auditor independence; issuing an Audit Committee report to shareholders; and recommending annually to the Board of Directors the appointment of the Company's independent auditors. The Audit Committee has the authority, in its discretion, to order interim and unscheduled audits and to perform such other duties as may be assigned to it from time to time by the Board of Directors.

The Compensation Committee consists of Messrs. Weil (Chairman), Campbell, and Ruppert, none of whom was or is an officer or employee of the Company. The Compensation Committee did not meet in 2002. The functions of the Compensation Committee include reviewing and approving the overall executive compensation program for officers of the Company and its subsidiaries, considering and reviewing compensation levels for services as a member of the Board of Directors, approving individual executive officer compensation packages and recommending to the Board of Directors modifications of the compensation package for the Chief Executive Officer. The Compensation Committee's goals are to attract and retain qualified directors and key executives critical to the long-term success of the Company, to reward executives for the long-term success of the Company and the enhancement of shareholder value, and to integrate executive compensation with both annual and long-term financial results of the Company.

The Nominating Committee met one time in 2002. Its members consist of Messrs. Langley (Chairman), Broadbent, and Campbell. The Committee will consider nominees recommended by shareholders; such recommendations must be submitted in writing to the Committee.

DIRECTORS' ATTENDANCE

In 2002, there were three meetings of the Board of Directors of the Company. All of the directors attended 75% or more of the aggregate of their respective Board of Directors and Committee meetings.

DIRECTORS' COMPENSATION

Directors who are not officers or employees of the Company or its subsidiaries receive an annual retainer of $30,000. For calendar year 2002, each director who is not an officer or employee of the Company or its subsidiaries also received a $1,000 fee for each Board and Committee meeting attended in person, and a $500 fee for each Board and Committee meeting attended by telephone. There was a limit of $4,000 per day in Board and Committee fees to any one director.

At its April 18, 2003 meeting, the Board of Directors increased compensation to a fee of $2,000 for all Board and Committee meetings attended in person or by telephone, retroactive to January 1, 2003. The Board retained the limit of $4,000 per day in Board and Committee fees for any one director. At its April 18, 2003 meeting, the Board also approved a fee of $1,000 per day plus expenses for any director attending an educational activity or seminar on behalf of the Company.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information concerning the compensation for the fiscal year ended December 31, 2002 of the (i) Chief Executive Officer of the Company and (ii) the four other most highly compensated executive officers of the Company as of December 31, 2002 whose salary and bonus exceeded $100,000. (Messrs. Langley, Hart, Sharpe, Webb, and Mosier are sometimes hereinafter referred to as "Named Officers"). Amounts under the caption "Bonus" are amounts earned for performance during the fiscal year indicated including amounts paid after the end of the year.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                         ANNUAL COMPENSATION            AWARDS
                                 --------------------------------    ------------
                                                                      SECURITIES
                                                                      UNDERLYING
                                                                        OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR        SALARY       BONUS         (SHARES)      COMPENSATION
---------------------------      ----        ------       -----      ------------     ------------
Chief Executive Officer:
-----------------------
John R. Hart(1) (2)               2002       $840,000    $730,934          -0-          $22,421(7)
  President and Chief             2001       $800,000       -0-            -0-          $21,493(7)
  Executive Officer               2000       $800,000       -0-         456,586(8)      $20,093(7)

Executive Officers
------------------
Ronald Langley(2) (3)             2002       $840,000    $730,934          -0-          $22,421(7)
  Chairman of the                 2001       $800,000       -0-            -0-          $21,493(7)
  Board of Directors              2000       $800,000       -0-         427,932(8)      $20,093(7)

Richard H. Sharpe(4)              2002       $262,512    $228,427          -0-          $20,077(7)
  Chief Operating Officer         2001       $250,000       -0-            -0-          $20,118(7)
                                  2000       $202,199       -0-         75,149(8)       $21,814(7)

Maxim C. W. Webb(5)               2002       $178,500    $155,323          -0-          $19,602(7)
  Chief Financial Officer         2001       $162,500       -0-         20,000(9)       $18,088(7)
  and Treasurer                   2000       $137,500       -0-         40,472(8)       $15,462(7)

James F. Mosier(6)
  General Counsel                 2002       $152,250     $7,612           -0-          $17,719(7)
  and Secretary                   2001       $145,000       -0-            -0-          $16,522(7)
                                  2000       $138,500       -0-         21,042(8)       $17,269(7)

----------------------

(1) Mr. Hart became President and CEO of the Company on November 20, 1996. He became President and CEO of Physicians Insurance Company of Ohio on July 15, 1995.

(2) On January 1, 2002, Mr. Langley and Mr. Hart each signed employment agreements with the Company. Each employment agreement provided for annual compensation of $800,000; see Report of the Compensation Committee.

(3) Mr. Langley became Chairman of the Board of Directors of Physicians Insurance Company of Ohio on July 15, 1995. He became Chairman of the Board of Directors of the Company on November 20, 1996.

(4) Mr. Sharpe became Chief Operating Officer of Physicians Insurance Company of Ohio on June 3, 1994. He became Chief Operating Officer of the Company on November 20, 1996.

(5) Mr. Webb became Chief Financial Officer and Treasurer on May 14, 2001. Prior to that he was Vice President, Investments of the Company.

(6) Mr. Mosier became General Counsel and Secretary of Physicians Insurance Company of Ohio in 1984. He became General Counsel and Secretary of the Company on November 20, 1996.

(7) Represents amounts contributed by the Company to the PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust. This retirement plan conforms to the requirements of the Employee Retirement Income Security Act.

(8) This represents stock options granted in 2000 pursuant to the PICO Holdings, Inc. 2000 Nonstatutory Stock Option Plan.

(9) This represents a grant of nonstatutory stock options in 2001 in an individual nonstatutory stock option agreement.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

None of the Named Officers received options in the year ended December 31, 2002.

                 OPTION EXERCISES AND FISCAL 2002 YEAR-END VALUE

The following table provides information concerning stock options held as of December 31, 2002 by the Named Officers. No options were exercised in 2002 by such individuals.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                            NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                  UNEXERCISED OPTIONS               IN-THE-MONEY-OPTIONS
                                     AT 12/31/02(1)                  AT 12/31/02 (1) (2)
                            -------------------------------      ----------------------------
       NAME                 EXERCISABLE       UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
       ----                 -----------       -------------      -----------    -------------
Ronald Langley(1)            603,279              -0-               -0-               -0-

John R. Hart(1)              631,933              -0-               -0-               -0-

Richard H. Sharpe(1)         135,268              -0-               -0-               -0-

Maxim C. W. Webb(1)           64,470             6,667              -0-               -0-

James F. Mosier(1)            63,125              -0-               -0-               -0-

--------------------

(1) This applies to stock options granted by the Company in the PICO Holdings, Inc. 2000 Nonstatutory Stock Option Plan, stock options granted by the Company in individual nonstatutory stock option agreements and stock options granted pursuant to the Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan which were assumed by the Company in 1996.

(2) Based on the closing price of the Company's Common Stock on December 31, 2002 on the Nasdaq National Market of $13.24 per share.

EQUITY COMPENSATION PLAN INFORMATION

                                                 (A)                         (B)                          (C)
                                                                                                   NUMBER OF SECURITIES
                                                                                                 REMAINING AVAILABLE FOR
                                      NUMBER OF SECURITIES TO BE       WEIGHTED-AVERAGE       FUTURE ISSUANCE UNDER EQUITY
                                        ISSUED UPON EXERCISE OF        EXERCISE PRICE OF      COMPENSATION PLANS (EXCLUDING
                                          OUTSTANDING OPTIONS,        OUTSTANDING OPTIONS,       SECURITIES REFLECTED IN
        PLAN CATEGORY                     WARRANTS AND RIGHTS         WARRANTS AND RIGHTS               COLUMN (A))
        -------------                 --------------------------      -------------------     -----------------------------
Equity compensation plans approved
by security holders.                          1,177,458                       $15.00                        None

Equity compensation plans not
approved by security holders. (1)
(2) (3) (4) (5)                                 509,784                       $13.59                        None
                                              ---------
Total                                         1,687,242                                                     None

------------------------

(1) The Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan was approved by Physicians' Board of Directors effective August 24, 1995. All options granted under this stock option plan are fully vested and they all expire on August 24, 2005. When PICO Holdings, Inc. became the sole shareholder of Physicians on November 20, 1996, PICO Holdings, Inc. assumed those stock options. The exercise price for all options in this plan is $13.45 per option.

(2) An officer of the Company was granted 10,665 stock options by the Company's Board of Directors, effective January 1, 1999. These stock options expire on January 1, 2009. All are vested and the exercise price is $13.25 per option.

(3) An officer of the Company was granted 20,000 stock options by the Company's Board of Directors, effective August 6, 2001. The exercise price is $15.00 per option and they expire on August 6, 2021. 13,333 of these options are vested; the remaining 6,667 options will vest on August 6, 2003.

(4) An employee of the Company was granted 16,223 stock options by the Company's Board of Directors, effective August 2, 2001. The exercise price is $15.00 per option and they expire on August 2, 2021. 10,816 of these options are vested; the remaining 5,407 will vest on August 2, 2003.

(5) An employee of the Company was granted 10,000 stock options by the Company's Board of Directors, effective August 8, 2001. The exercise price is $15.00 per option and they expire on August 8, 2021. 6,666 of these options are vested; the remaining 3,334 will vest on August 8, 2003.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE IN CONTROL ARRANGEMENTS

Mr. Langley and Mr. Hart entered into new employment agreements effective January 1, 2002 with the Company for an additional four years for a base salary of $800,000 each annually, subject to adjustment in January of each year. This cash compensation was based on an amount approximately equal to 80% of peer group salary levels in 1996. These employment agreements include a change of control clause; see Report of the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to a rights offering conducted by the Company in March 2000, an investment partnership named PICO Equity Investors, L.P. acquired on March 28, 2000, 3,333,333 newly issued shares which were not subscribed for in the rights offering. PICO Equity Investors, L.P. is managed by PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC is owned by Mr. Langley, Mr. Hart and Mr. Weil. PICO Equity Investors Management, LLC will exercise all voting and investment decisions with respect to these 3,333,333 shares for up to ten years. The interest of PICO Investors Management, LLC in any profits and losses earned on this investment will be proportional to the capital contributions made to PICO Equity Investors, L.P. by the partners, i.e., 1,000/50,001,000. There are no other fees or other management compensation of any kind payable to Mr. Langley, Mr. Hart, and Mr. Weil.

                      REPORT OF THE COMPENSATION COMMITTEE

COMMITTEE MEMBERS

The three-member Compensation Committee of the Board of Directors is a standing committee. None of its members is or has been an officer or employee of the Company. Mr. Weil is the chairman and Mr. Campbell and Dr. Ruppert are the other members.

COMMITTEE FUNCTIONS

The Compensation Committee is responsible for assuring that all of the executive compensation programs of the Company are developed, implemented, and administered in a way that supports the Company's fundamental philosophy that a significant portion of executive compensation should be effectively linked to Company performance.

The Compensation Committee meets on a regularly scheduled basis. It reviews and approves the overall executive compensation program which includes both base pay and incentive compensation. It considers and approves individual executive officer compensation packages based on recommendations of the Company's Chief Executive Officer. It recommends, for the approval of the full Board, any modification to the compensation package of the Company's Chief Executive Officer.

The Compensation Committee also reviews the level of compensation paid to nonemployee members of the Company's Board of Directors and makes recommendations to the Board of Directors to modify the level of nonemployee directors' compensation when appropriate.

EXECUTIVE COMPENSATION PHILOSOPHY

The Board of Directors of the Company's predecessor retained an independent compensation expert, William M. Mercer, Incorporated ("Mercer"). In 1996, Mercer conducted an analysis of marketplace executive compensation levels. The scope of Mercer's study covered the Company's Chairman and President and Chief Executive Officer. The objectives of Mercer's study were as follows:

- Analyze the scope, responsibilities and skill requirements of the jobs performed by Messrs. Langley and Hart and compare and contrast to comparable benchmark executive positions found in the marketplace.

- Develop an appropriate methodology for selecting comparable benchmark jobs, industry categories and a peer group of companies comparable to the Company in terms of business focus, industry classification and size; and competition for senior executives with the skills, expertise and talent demonstrated by the Company's top two executives.

- For the appropriate benchmark jobs, industry category and peer company group, collect information on marketplace compensation levels and practices from compensation surveys and peer company proxy statements. The companies included in the peer company group are not necessarily those included in the Nasdaq Insurance Stock Index used to determine the most relevant marketplace compensation levels and to compare actual Company compensation levels.

- Develop alternate approaches for structuring the total compensation package for the Company's top two executives, in terms of compensation elements to be used, the mix of total pay and how short and long-term incentive compensation might be structured to accurately reflect performance.

Mercer's study recommended to the Compensation Committee a compensation strategy with the following objectives:

-    To provide a total compensation package that:

     - is competitive with market rates for executives with similar skill, talent and job requirements.

     - is closely linked to the Company's strategy and the role of covered executives in building shareholder value through growing the book value and, ultimately, the market value of the Company.

-    To retain critical executive talent by:

     - providing a reasonable and competitive level of current income (cash flow).

     - providing for loss of future incentive opportunity if an executive terminates employment before unrealized investment gains are realized.

-    To link executive rewards to shareholder interests by:

     - tying incentive awards to growth in book value and increased market price per share.

The Compensation Committee believes that to accomplish these goals, the executive compensation program should be based on three distinct components: base pay, annual incentives, and long-term incentives. The Company obtains industry and peer group surveys, and consults with independent experts, to evaluate the Company's executive compensation programs in comparison with those offered by its comparable competitors.

The Company has utilized stock option grants at various times beginning in 1995 to incentivize directors, officers, consultants, and certain employees. The primary purpose of these options plans was to encourage the option holders to increase shareholders equity, by providing a mechanism whereby the option holders could participate in increased shareholders equity.

However, the Compensation Committee believes that the stock options previously granted by the Company are no longer as favorable to the Company or as desirable to the option holders as stock appreciation rights, due to a number of factors. These factors are: (1) the accounting treatment for stock appreciation rights is more transparent to shareholders than for stock options; (2) the Company has a relatively small average daily trading volume, which could act to discourage option holders from exercising options at what the option holder might deem to be an appropriate time; (3) option holders are frequently subject to legal restrictions preventing the exercise of stock options due to the possession of material, non-public information by an option holder; (4) there is substantial doubt about the continued availability of same-day, "cashless" exercises due to the enactment of the Sarbanes-Oxley Act of 2002. The end result is that due to the above factors, the stock options previously granted by the Company have not provided the liquidity to option holders that was envisioned when those stock options were granted by the Company; and (5) since no new shares of stock are issued when a stock appreciation right is exercised, stock appreciation rights are not dilutive to existing shareholders, unlike the exercise of stock options where new shares of stock are issued.

After review and consideration of several alternatives, and after consultations with the Company's professional advisors, the Compensation Committee recommended and the Board of Directors approved the PICO Holdings, Inc. 2003 Stock Appreciation Rights Program (the "SAR Program"), subject to approval by the Company's shareholders. The Compensation Committee believes that the SAR Program, which is described in detail in "2. Approval of the PICO Holdings, Inc. 2003 Stock Appreciation Rights Program", will provide a comparable incentive while providing increased liquidity to participants in the SAR Program. Under the SAR Program as recommended by the Compensation Committee and approved by the Board of Directors on April 18, 2003, all outstanding stock options previously granted by the Company will be irrevocably and unconditionally surrendered before July 17, 2003. The call option agreements presently held by Mr. Langley and Mr. Hart will also be irrevocably and unconditionally surrendered, effective July 17, 2003, contingent upon shareholder approval of "2. Approval of PICO Holdings, Inc. 2003 Stock Appreciation Rights Program". If such approval from the shareholders is received, each current option holder (except one employee who currently has 100,000 stock options and who will receive 20,000 stock appreciation rights) and each current call option holder will receive on July 17, 2003 an equivalent number of stock appreciation rights. Each stock appreciation right will have the same exercise price as the stock options and call options. The stock appreciation rights will have no expiration date. All stock appreciation rights will be fully vested on July 17, 2003. Only 20% of each participant's initial number of stock appreciation rights may be exercised in any twelve month period beginning on July 17, 2003 and each successive July 17; however, the Compensation Committee can authorize the holder of a stock appreciation right to exercise more than 20% in a twelve month period for good cause shown, in the Committee's sole discretion. Upon exercise of a stock appreciation right, the participant will receive in cash from the Company an amount equal to the excess of the fair market value of the Company's stock over the exercise price.

The Compensation Committee believes that stock appreciation rights will provide an incentive to participants to increase the Company's shareholders equity while providing liquidity to the participants in the SAR Program.

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related income tax regulations which restrict the deductibility of certain compensation paid to the Company's Chief Executive Officer and each of the four most highly compensated officers holding office at the end of any year, to the extent such compensation paid to any of these officers exceeds $1,000,000 in any year and fails to qualify for an exemption from the restriction. In view of the Company's compensation structure, the Committee believes it is unlikely that this will impact the Company in the near future. The Compensation Committee will continue to monitor this.

EXECUTIVE COMPENSATION PROGRAM

The features of the executive compensation program as recommended by Mercer and approved by the Compensation Committee are:

BASE COMPENSATION. A fixed rate, to be reviewed annually. Future adjustments will take into account movement in executive compensation levels, changes in job responsibilities, and the size of the Company. The base compensation was established based on 80% of peer group cash compensation levels in 1996.

INCENTIVE AWARDS. Based on growth of book value per share in a fiscal year. Awards are earned when a pre-determined threshold is surpassed. If book value per share of the Company exceeds this threshold, the incentive award is equal to 5% of the increase in book value per share multiplied by the number of shares outstanding at the beginning of the fiscal year. The threshold for 2002 was approximately -0.58%.

In addition, the Board of Directors of Physicians granted options under the Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan. The options granted under said option plan were designed to reinforce the relationship between the Company's future performance and the executive's potential future financial rewards. These options were assumed by PICO Holdings, Inc. on November 20, 1996. In line with this philosophy of providing incentives to executive officers, the Company agreed to convert the Global Equity options of said officers on an economically equivalent basis, to options to purchase shares of the Company effective with the close of the PICO/Global Equity Combination. On April 7, 2000, PICO granted, subject to approval by the Company's shareholders obtained on October 19, 2000, non-qualified common stock options to employees and nonemployee directors of the Company. As previously stated, the Compensation Committee recommended to the Board of Directors that the Company's current stock options and call options be replaced with stock appreciation rights.

GOALS OF COMPENSATION COMMITTEE

The Compensation Committee attempts to align executive compensation with the value achieved by the executives for the Company's shareholders. The Company's compensation program for executives emphasizes a combination of base salary, discretionary bonuses, and long-term incentives designed to attract, retain, and motivate executives who will maximize shareholder value. The Compensation Committee considers individual and Company performance, as well as compensation paid by comparable companies.

Executives also participate in other employee benefit programs, including health insurance, group life insurance, and the Company's 401(k) Plan.

DISCUSSION OF 2002 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

As stated above, the Compensation Committee believes the interest of the Company's shareholders is best served by aligning the CEO's short-term compensation, over and above a competitive fixed annual rate of pay, which was based on 80% of peer group cash compensation levels in 1996, with an increase in the Company's book value per share and higher market value per share. Specifically, a threshold was set at 80% of the S&P 500's annualized total return for the five previous calendar years, including 2002. For 2002, this threshold was approximately -0.58%. Since the Company's book value per share increased by 7.04% in 2002 prior to the accrual of bonus incentive compensation, a bonus of $730,934 will be paid for calendar year 2002.

The Committee believes that the compensation provided by this combination of fixed annual compensation, and short-term and long-term incentives provides a mechanism to fairly compensate the CEO while providing the CEO with a strong incentive to maximize shareholder value.

Mr. Langley and Mr. Hart each entered into new employment agreements effective January 1, 2002 with the Company for an additional four years. These employment agreements are substantially similar to the 1997 employment agreements. Total compensation to Mr. Langley and Mr. Hart under these employment agreements is $800,000 each on an annual basis, subject to adjustment in January of each year. The $800,000 base salary in each employment agreement is subject to annual adjustment in January of each year in the same percentage applicable to the Company's other staff members in an amount deemed adequate to provide for inflation, cost of living, and merit increases based on the Consumer Price Index and major compensation studies.

These employment agreements include a change in control clause providing that if there is a change of control before January 1, 2004, the Company is required to immediately pay each employee a total lump sum of $2.4 million and an amount equal to three times the highest annual bonus paid to the employee in the last three years. The new employment agreements contain the same bonus, i.e., short-term incentive provision, as the 1997 employment agreements.

April 21, 2003                                 Compensation Committee

                                               John D. Weil, Chairman
                                               Carlos C. Campbell
                                               Richard D. Ruppert, MD


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

Messrs. Weil and Campbell, and Dr. Ruppert, serve as members of the Compensation Committee. None of these individuals is, or has been, an employee of the Company.

                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee ("Committee") is comprised of three directors, each of whom, in the judgment of the Board is "independent" as that term is defined in the listing standards for the Nasdaq National Market. The Committee operates pursuant to a written Charter adopted by the Board. The members of the Committee as of December 31, 2002 are listed at the end of this report. The Audit Committee has discussed with the Board the level of financial expertise of its members and the Board has determined that the Committee, as a whole, possesses the requisite expertise in the interpretation of financial statements. A copy of the Committee's Charter is attached to this proxy statement as Appendix II.

Management is responsible for the Company's internal controls, the financial reporting process and the representations set forth in the statements regarding the financial condition of the Company. The independent auditor to the Company is responsible for both auditing the financial statements presented by management and verifying that such statements are produced in accordance with generally accepted accounting principles. The Committee is responsible for those matters set forth in its Charter. In this regard, the Committee meets separately with management, including the Chief Financial Officer, and the auditor.

In the foregoing context, the Committee has reviewed with the auditor both the engagement letter and its fees. The Committee has also discussed with the auditor, with and without management present, the auditor's evaluations of the Company's internal accounting controls and the Company's financial reporting systems, policies, procedures and processes. The Committee has received assurances from the auditor regarding both their adequacy and quality. The Committee also discussed with the auditor other matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications. The Committee has also reviewed and discussed the Company's audited financial statements with management.

In 2002, the Committee paid particular attention to the implementation dates and the requirements of the Sarbanes-Oxley Act of 2002.

The auditor provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee discussed the auditor's independence with both management and the auditor.

Based upon the independent representations of management and the auditor, the Committee's review of such representations and the report of the auditor to the Committee, the Committee's review of the audited financial statements of the Company and its discussions with management and the auditor, the Committee recommended to the Board that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002.

The undersigned members of the Audit Committee have submitted this Report of the Audit Committee:

       Richard D. Ruppert, MD, Chairman
       Carlos C. Campbell
       S. Walter Foulkrod, III, Esq.


                                   AUDIT FEES

Aggregate fees billed to the Company for the fiscal year ended December 31, 2002 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were as follows:

      Audit Fees                                                      $350,000
      Financial Information Systems Design and Implementation Fees       -0-
      All Other Fees(1)                                               $500,000

      ---------------

      (1) This amount includes $175,000 for statutory audit compliance fees and $325,000 for tax services, including tax compliance fees.

The Audit Committee has considered the role of Deloitte & Touche in providing tax, statutory compliance and other non-audit services to the Company and has concluded that such services are compatible with Deloitte & Touche's independence as the Company's auditor.

                          STOCK PRICE PERFORMANCE GRAPH

The graph below compares cumulative total return of the Company, the Nasdaq Insurance Stocks Index, and the Nasdaq Stock Market (U.S. Companies) for the period January 1, 1998 through December 31, 2002.

                   COMPARISON 5-YEAR CUMULATIVE TOTAL RETURN
AMONG PICO HOLDINGS, INC., NASDAQ INSURANCE STOCK INDEX, AND RUSSELL 2000 INDEX


                                 [GRAPH OMITTED]


                                   Dec-97     Dec-98     Dec-99     Dec-00     Dec-01     Dec-02
                                   ------     ------     ------     ------     ------     ------
PICO Holdings                      100.00      41.17      38.25      38.64      38.83      41.14
NASDAQ Insurance Stock Index       100.00     102.07     110.37     130.80     142.97     142.92
Russell 2000 Index                 100.00      97.75     118.39     115.00     117.94      93.96


       +++ PICO --- NASDAQ Insurance Stock Index ==== Russell 2000 Index

                     Assumes $100 invested on Jan. 1, 1998
                        Fiscal Year Ending Dec. 31, 2002


The graph assumes $100 was invested on January 1, 1998 in the Company's Common Stock, the Nasdaq Stock Market (U.S. Companies) Index, and the Nasdaq Insurance Stocks Index, and that all dividends were reinvested. The performance of PICO Holdings, Inc. stock on this graph represents the historical performance of shares of Citation Insurance Group, which was renamed PICO Holdings, Inc. on November 20, 1996. It does not represent the historical stock performance of Physicians Insurance Company of Ohio.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based on a review of the copies of these reports received by the Company and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filing requirements have been complied with on a timely basis for the fiscal year ended December 31, 2002.

                              INDEPENDENT AUDITOR

Deloitte & Touche LLP was the Company's independent auditing firm for fiscal year 2002. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have the opportunity to make any statements they desire, and will be available to respond to appropriate questions from shareholders.

                             SOLICITATION OF PROXIES

The Board of Directors is not aware of any matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the shareholders arise, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

The cost of this solicitation of proxies is being borne by the Company. In addition to the solicitation of proxies by use of the mail, the Company may use the services of one or more directors, officers or other regular employees of the Company (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse such firms or persons for reasonable expenses actually incurred by them in so doing.

                       SHAREHOLDER NOMINATION OF DIRECTORS

Nominations other than those made by the directors of the Company must be in writing and be delivered or mailed to the Secretary of the Company not less than 60 days prior to the Annual Meeting. Such nominations must include the information regarding each nominee required by the Bylaws of the Company. Nominations not made according to these procedures will be disregarded.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices no later than March 9, 2004, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.


May 27, 2003

                                                                      Appendix I

                               PICO HOLDINGS, INC.
                     2003 STOCK APPRECIATION RIGHTS PROGRAM

                                  1.00 PURPOSE

This Plan is intended to promote the Group's and its shareholders' interests by implementing a compensation program that will enable the Group to attract and to retain the services of outstanding Employees and Consultants upon whose judgment, interest and special efforts the successful conduct of the Group's business is largely dependent.

                                2.00 DEFINITIONS

When used in this Plan, the following terms have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this document or clearly required by the context. When applying these definitions, the form of any term or word will include any of its other forms.

2.01     ACT.  The Securities Exchange Act of 1934, as amended.

2.02     ANNUAL MEETING.  The annual meeting of the Company's shareholders.

2.03     AWARD.  Any Stock Appreciation Right issued under the Plan.

2.04 AWARD AGREEMENT. The written agreement between the Company and each Participant that describes the terms and conditions of each Award.

2.05 BENEFICIARY. The person a Participant designates to receive (or exercise) any Plan benefits (or rights) that are unpaid (or unexercised) when he or she dies. A Beneficiary may be designated only by following the procedures described in Section 10.02; neither the Company nor the Committee is required to infer a Beneficiary from any other source.

2.06     BOARD.  The Company's Board of Directors.

2.07 CAUSE. Unless the Committee specifies otherwise in the Award Agreement, with respect to any Participant, [1] willful failure to substantially perform his or her duties (for reasons other than physical or mental illness) after reasonable notice to the Participant of that failure; [2] misconduct that materially injures the Company, the Group or any Group Member; [3] conviction of, or entering into a plea of nolo contendere to, a felony or to a misdemeanor originally charged as a felony; or [4] breach of any written covenant or agreement with the Company, the Group or any Group Member.

2.08     CHANGE IN CONTROL.  The occurrence of any of the following events:

         [1] The members of the Board on the Effective Date ("Incumbent Directors") cease for any reason other than death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the then Incumbent Directors also will be treated as an Incumbent Director; or

         [2] Any "person," including a "group" [as such terms are used in Act ss.ss.13(d) and 14(d)(2), but excluding the Company, any other Group Member, any employee benefit plan of the Company or any Group Member] is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company's then outstanding securities; or

         [3] The adoption or authorization by the shareholders of the Company of a definitive agreement or a series of related agreements [A] for the merger or other business combination of the Company with or into another entity of which the shareholders of the Company immediately before the effective date of the merger or other business combination own less than 50 percent of the voting power of the surviving business entity immediately after the effective date of the merger or other business combination or [B] for the sale or other disposition of all or substantially all of the assets of the Company to another entity in which the shareholders of the Company immediately before the effective date of such merger or other business combination own less than 50 percent of the voting power immediately after the sale or disposition; or

         [4] The adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company into another entity in which shareholders of the Company immediately before the effective date of such merger or other business combination own less than 50 percent of the voting power immediately after the liquidation or dissolution.

2.09 CHANGE IN CONTROL PRICE. The higher of [1] the highest price per share of Stock offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of events not related to a transfer of Stock, the highest Fair Market Value of a share of Stock on any of the 30 consecutive trading days ending on the last trading day before the Change in Control occurs or [2] the Fair Market Value as of the date of the Change in Control.

2.10 CODE. The Internal Revenue Code of 1986, as amended, and any regulations issued under the Code and any applicable regulations or rulings issued under the Code.

2.11     COMMITTEE.  The Board's Compensation Committee.

2.12 COMPANY. PICO Holdings, Inc., a California corporation, and any successors to it.

2.13 CONSULTANT. Any person who, on an applicable Grant Date, is rendering consulting services to the Company, the Group or any Group Member or who is a non-employee director of the Company or any other Group Member.

2.14 DISABILITY. The Participant's inability to perform his or her normal duties due to a physical or mental infirmity.

2.15 EFFECTIVE DATE. The date this Plan is approved by the Board or, if later, the date the Plan is approved by the Company's shareholders.

2.16 EMPLOYEE. Any person who, on an applicable Grant Date, is a common law employee of the Company, the Group or any Group Member.

2.17     EXERCISE PRICE. The price at which a Participant may exercise an Award.

2.18 FAIR MARKET VALUE. The value of one share of Stock on any relevant date, determined under the following rules:

         [1] If the Stock is traded on an exchange, the reported "closing price" on the relevant date, if it is a trading day, otherwise on the next trading day;

         [2] If the Stock is traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

         [3] If neither Section 2.18[1] nor Section 2.18[2] applies, the Fair Market Value as determined by the Committee in good faith.

2.19     GRANT DATE.  The date an Award is granted to a Participant.

2.20 GROUP. A controlled group of corporations or of a commonly controlled group of trades or businesses [as defined in Code ss.ss.414(b) and (c), as modified by Code ss.415(h)] or of an affiliated service group [as defined in Code ss.414(m)] or other organization described in Code ss.414(o) that includes the Company.

2.21     GROUP MEMBER.  Each entity that is a member of the Group.

2.22 PARTICIPANT. Any Employee or Consultant to whom an Award has been granted and which has not been exercised or has not expired under the terms of the Award Agreement or as provided in Section 7.00.


2.23     PLAN.  The PICO Holdings, Inc. 2003 Stock Appreciation Rights Program.

2.24     PLAN YEAR.  The Company's fiscal year.

2.25 RETIREMENT. Unless, the Committee specifies otherwise in the Award Agreement, the date a Participant Terminates on or after the earlier of [A] reaching age 65 or [B] reaching age 55 and completing at least 7 years of service [as defined in the Company's tax-qualified Code ss.401(k) plan as in effect on the Effective Date, whether or not the Participant is participating in, or eligible to participate in, that plan].

2.26 STOCK. A common share, par value $0.001 per share, issued by the Company.

2.27     STOCK APPRECIATION RIGHT (OR "SAR").  An Award granted under Section
6.00.

2.28 TERMINATION. Unless the Committee specifies otherwise in the Award Agreement, cessation of the employee-employer or consulting relationship between a Participant and all Group Members for any reason. However, a Participant will not have Terminated merely because his or her status changes, without interruption, from an Employee to a Consultant or from a Consultant to an Employee.

                               3.00 PARTICIPATION

3.01     PARTICIPANTS.

         [1] Consistent with the terms of the Plan and subject to Section 3.02, the Committee will [A] decide which Employees and Consultants may become Participants; [B] decide which Participants will be granted Awards; and [C] specify the type of Award to be granted and the terms upon which an Award will be granted.

         [2] The Committee may establish different terms and conditions [A] for each Award; [B] for each Participant receiving an Award; and [C] for the same Participants for each Award the Participant receives, whether or not those Awards are granted at different times.

3.02 CONDITIONS OF PARTICIPATION. Each Participant receiving an Award agrees [1] to sign an Award Agreement; [2] to be bound by the terms of the Award Agreement and the Plan; and [3] to comply with other conditions imposed by the Committee.

                               4.00 ADMINISTRATION

4.01 COMMITTEE DUTIES. The Committee is responsible for administering the Plan and has all powers appropriate and necessary to that purpose. Consistent with the Plan's objectives, the Committee may adopt, amend and rescind rules and regulations relating to the Plan, to the extent appropriate to protect the Group's (or any Group Member's) interests and has complete discretion to make all other decisions (including whether a Participant has incurred a Disability) necessary or advisable for the administration and interpretation of the Plan. Any action by the Committee will be final, binding and conclusive for all purposes and upon all persons.

4.02 DELEGATION OF MINISTERIAL DUTIES. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) that it deems appropriate.

4.03 AWARD AGREEMENT. At the time any Award is made, the Committee will prepare and deliver an Award Agreement to each affected Participant. The Award
Agreement:

         [1] Will describe [A] when and how the Award may be exercised; [B] the effect of exercising the Award; and [C] the Exercise Price associated with each Award.

         [2] To the extent different from the terms of the Plan, will describe [A] any conditions that must be met before the Award may be exercised; [B] any objective restrictions or conditions that must be met before the Award may be exercised; [c] when and how an Award may be exercised; and [D] any other applicable terms and conditions affecting the Award.

                           5.00 STOCK SUBJECT TO PLAN

5.01 NUMBER OF SHARES OF STOCK. Subject to Section 5.03, the number of shares of Stock subject to Awards under the Plan may not be larger than 2,042,781.

5.02 CANCELLED, TERMINATED OR FORFEITED AWARDS. Any Stock subject to an Award that, for any reason, is cancelled, terminated or otherwise settled without the issuance of cash may again be granted under the Plan.

5.03 ADJUSTMENT IN CAPITALIZATION. If, after the Effective Date, there is a Stock dividend or Stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or other similar corporate change affecting Stock, the Committee will appropriately adjust [1] the aggregate number of shares of Stock available for Awards under Section 5.01 or subject to outstanding Awards (as well as any share-based limits imposed under this Plan); [2] the respective Exercise Price, number of shares and other limitations applicable to outstanding or subsequently issued Awards; and [3] any other factors, limits or terms affecting any outstanding or subsequently issued Awards.

                         6.00 STOCK APPRECIATION RIGHTS

6.01 SAR GRANTS. Subject to the terms of the Plan, the Committee may grant SARs to Participants at any time during the term of this Plan.

6.02 EXERCISE PRICE. The Committee will specify the Exercise Price in the Award Agreement.

6.03 EXERCISE OF SARS. SARs will be exercisable subject to the terms specified in the Award Agreement.

6.04     SETTLING SARS.

         [1]      A Participant exercising an SAR will receive a settlement
         amount equal to [A] the difference between [I] the Fair Market Value of a share of Stock on the exercise date and [II] the Exercise Price, multiplied by [B] the number of shares of Stock with respect to which the SAR is exercised.

         [2]      The value of any SAR being exercised will be settled in cash.

6.05 REESTABLISHING THE EXERCISE PRICE. In its sole discretion, the Committee may reduce the Exercise Price associated with any SAR at any time before the affected SAR is exercised.

                                7.00 TERMINATION

7.01 RETIREMENT. Subject to Section 7.03, unless otherwise specified in the Award Agreement, all Awards that are outstanding (whether or not then exercisable) when a Participant Retires may be exercised at any time before the earlier of [1] the expiration date specified in the Award Agreement or [2] six months beginning on the Retirement date (or any shorter period specified in the Award Agreement).

7.02 DEATH OR DISABILITY. Unless otherwise specified in the Award Agreement, all Awards that are outstanding (whether or not then exercisable) when a Participant Terminates because of death or Disability may be exercised by the Participant or the Participant's Beneficiary at any time before the earlier of [1] the expiration date specified in the Award Agreement or [2] 12 months beginning on the date of death or Termination because of Disability (or any shorter period specified in the Award Agreement).

7.03 TERMINATION FOR CAUSE. Unless otherwise specified in the Award Agreement, all Awards that are outstanding (whether or not then exercisable) if a Participant is Terminated for Cause will be forfeited even if the date of Termination for Cause is after the Participant qualifies for Retirement.

7.04 TERMINATION FOR ANY OTHER REASON. Unless otherwise specified in the Award Agreement or subsequently, any Awards that are outstanding when a Participant Terminates for any reason not described in Sections 7.01 through
7.03 and which are then exercisable, or which the Committee has, in its sole discretion, decided to make exercisable, may be exercised at any time before the earlier of [1] the expiration date specified in the Award Agreement or [2] 90 days beginning on the date the Participant Terminates.

                             8.00 CHANGE IN CONTROL

8.01 ACCELERATION AND SETTLEMENT. Subject to Section 8.02, on the date of any Change in Control, all SARs will be deemed to be exercisable and will be liquidated in a single lump sum cash payment equal to the Change in Control Price multiplied by the number of Awards to be liquidated.

8.02 EFFECT OF CODE SS.280G. If the provisions of Section 8.01 generate a benefit that is a "parachute payment" as defined in Code ss.280G and if the value of that parachute payment, when combined with other parachute payments accrued to a Participant on account of the same Change in Control, would generate the penalties arising under Code ss.ss.280G and 4999, the parachute payment arising under this section will be reduced (but not below zero) to the extent needed to avoid those penalties but only if the value of the after-tax amount accruing to the Participant because of that reduction is larger than the after-tax amount that would accrue to the Participant without any reduction.

              9.00 AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

The Board or the Committee may terminate, suspend or amend the Plan at any time without shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by [1] Rule 16b-3 under the Act, or any successor rule or regulation; [2] applicable requirements of the Code; or [3] any securities exchange, market or other quotation system on or through which the Company's securities are listed or traded. Also, no Plan amendment may [4] result in the loss of a Committee member's status as a "non-employee director" as defined in Rule 16b-3 under the Act, or any successor rule or regulation, with respect to any employee benefit plan of the Company; [5] cause the Plan to fail to meet requirements imposed by Rule 16b-3; or [6] without the consent of the affected Participant adversely affect any Award issued before the amendment, modification or termination.

                               10.00 MISCELLANEOUS

10.01    ASSIGNABILITY/DEFERRAL OF GAIN.

         [1] Except as described in this section and Section 10.01[2], an Award may not be transferred except by will or the laws of descent and distribution and, during the Participant's lifetime, may be exercised only by the Participant or the Participant's guardian or legal representative. However, with the permission of the Committee, a Participant or a specified group of Participants may transfer Awards to a revocable inter vivos trust of which the Participant is the settlor or may transfer Awards to any member of the Participant's immediate family, any trust, whether revocable or irrevocable, established solely for the benefit of the Participant's immediate family, any partnership or limited liability company whose only partners or members are members of the Participant's immediate family or an organization described in Code ss.501(c)(3) ("Permissible Transferees"). Any Award transferred to a Permissible Transferee will continue to be subject to all of the terms and conditions that applied to the Award before the transfer and to any other rules prescribed by the Committee. A Permissible Transferee [other than an organization described in Code ss.501(c)(3)] may retransfer an Award but only by operation of a will or the laws of descent and distribution and then only to another Permissible Transferee.

         [2] Subject to rules, procedures and limitations adopted by the Committee, a Participant who is an Employee on the exercise date (but not a Beneficiary, a Consultant or a Permissible Transferee as defined in Section 10.01[1]) may elect to defer the gain associated with the exercise of an Award into and subject to the terms of any nonqualified deferred compensation program [A] maintained by the Company, the Group or any Group Member and [B] designated by the Committee. Any gain attributable to an Award to be deferred under this section will be credited to an investment fund established under the nonqualified deferred compensation plan as directed by the deferring Participant and will be distributed in any form permitted by that nonqualified deferred compensation plan.

10.02 BENEFICIARY DESIGNATION. Each Participant may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive or to exercise any Award that is unpaid or unexercised at the Participant's death. Each designation made will revoke all prior designations made by the same Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Participant has not made an effective Beneficiary designation, the deceased Participant's Beneficiary will be his or her surviving spouse or, if none, the deceased Participant's estate. The identity of a Participant's designated Beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Participant and will not be inferred from any other evidence.

10.03 NO GUARANTEE OF EMPLOYMENT OR PARTICIPATION. Nothing in the Plan may be construed as [1] interfering with or limiting the right of the Company, the Group or any Group Member to Terminate any Participant at any time; [2] conferring on any Participant any right to continue as an Employee or a Consultant; [3] guaranteeing that any Employee or Consultant will be selected to be a Participant; or [4] guaranteeing that any Participant will receive any future Awards.

10.04    TAX WITHHOLDING.

         [1] The appropriate Group Member will withhold from other amounts owed to the Participant, or require a Participant to remit to that Group Member, an amount sufficient to satisfy federal, state and local withholding tax requirements on any Award, exercise or cancellation of an Award or purchase of Stock. If these amounts are not to be withheld from other payments due to the Participant (or if there are no other payments due to the Participant), the Company will defer payment of cash until the earlier of [A] 30 days after the date the Award is settled or [B] the date the Participant remits the required amount.

         [2] If the Participant has not remitted the required amount within 30 days after the date the Award is settled, the Company will permanently withhold from the value of the Awards to be distributed the minimum amount required to be withheld to comply with applicable federal, state and local income, wage and employment taxes and distribute the balance to the Participant.

         [3] In its sole discretion, which may be withheld for any reason or for no reason, the Committee may permit a Participant to elect, subject to conditions the Committee establishes, to reimburse the Company for this tax withholding obligation through one or more of the following methods [A] by having cash otherwise distributable under the Plan withheld by the Company (but only to the extent of the minimum amount that must be withheld to comply with applicable state, federal and local income, employment and wage tax laws); [B] by delivering to the Company previously acquired shares of Stock that the Participant has owned for at least six months; [C] by remitting cash to the Company; or [D] by remitting a personal check immediately payable to the Company.

10.05 INDEMNIFICATION. Each individual who is or was a member of the Committee or of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to take action under the Plan as a Committee member and against and from any and all amounts paid, with the Company's approval, by him or her in settlement of any matter related to or arising from the Plan as a Committee member or paid by him or her in satisfaction of any judgment in any action, suit or proceeding relating to or arising from the Plan against him or her as a Committee member, but only if he or she gives the Company an opportunity, at its own expense, to handle and defend the matter before he or she undertakes to handle and defend it in his or her own behalf. The right of indemnification described in this section is not exclusive and is independent of any other rights of indemnification to which the individual may be entitled under the Company's organizational documents, by contract, as a matter of law or otherwise.

10.06 NO LIMITATION ON COMPENSATION. Nothing in the Plan is to be construed to limit the right of any Group Member to establish other plans or to pay compensation to its Employees or Consultants, in cash or property, in a manner not expressly authorized under the Plan.

10.07 REQUIREMENTS OF LAW. The grant of Awards will be subject to all applicable laws, rules and regulations and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system.

10.08 TERM OF PLAN. The Plan will be effective upon its adoption by the Board and approval by the affirmative vote of the holders of a majority of the shares of voting Stock present in person or represented by proxy at the first Annual Meeting occurring after the Board approves the Plan.

10.09 GOVERNING LAW. The Plan, and all agreements hereunder, will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of California.

10.10 NO IMPACT ON BENEFITS. Plan Awards are incentives designed to promote the objectives described in Section 1.00. Also, Awards are not compensation for purposes of calculating a Participant's rights under any employee benefit plan.

                                                                     Appendix II



                             Audit Committee Charter

This charter shall be reviewed, updated and approved annually by the board of directors.

Role and Independence

The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of PICO Holdings, Inc. (the "Company") and other such duties as directed by the board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the NASDAQ. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and the management of the Company. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The board of directors shall appoint one member of the audit committee as chairperson. He or she shall be responsible for leadership of the committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the board of directors. The chairperson will also maintain regular liaison with the CEO, CFO, and the lead independent audit partner.

Responsibilities

The audit committee's primary responsibilities include:

     - Recommending to the board the independent accountant to be selected or retained to audit the financial statements of the Company. In so doing, the committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor's independence, and recommend to the board any actions necessary to oversee the auditor's independence.

     - Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the committee (and the board) to report on any and all appropriate matters.

     - Providing guidance and oversight to the internal control audit activities of the Company including reviewing the organization, plans and results of such activity.

     - Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the committee shall make its recommendation to the board as to the inclusion of the company's audited financial statements in the company's annual report on Form 10-K.

     - Reviewing with management and the independent auditor the quarterly financial information prior to the company's filing of Form 10-Q. This review may be performed by the committee or its chairperson.

     - Discussing with management and the external auditors the quality and adequacy of the Company's internal controls.

     - Discussing with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

     - Reporting audit committee activities to the full board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

                                                     000000  0000000000  0  0000
PICO HOLDINGS, INC.

                                                               000000000.000 ext
                                                               000000000.000 ext
                                                               000000000.000 ext
MR A SAMPLE                                                    000000000.000 ext
DESIGNATION (IF ANY)                                           000000000.000 ext
ADD 1                                                          000000000.000 ext
ADD 2                                                          000000000.000 ext
ADD 3
ADD 4                                                      Holder Account Number
ADD 5
ADD 6
                                                           C 1234567890    J N T


                                                           [BAR CODE]

                                                      [  ] Mark this box with
                                                           an X if you have made
                                                           changes to your name
                                                           or address details
                                                           above.

--------------------------------------------------------------------------------
   ANNUAL MEETING PROXY CARD
--------------------------------------------------------------------------------

[A] ELECTION OF DIRECTORS     PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND
                              TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

                                        FOR      WITHHOLD

01 - S. Walter Foulkrod, III, Esq.     [    ]     [    ]

02 - Richard D. Ruppert, MD            [    ]     [    ]

[B] ISSUES

The Board of Directors recommends a vote FOR the following proposal.

                                                    FOR      AGAINST     ABSTAIN

2. To approve the PICO Holdings, Inc.
   2003 Stock Appreciation Rights Program.        [    ]     [     ]     [    ]

3. To transact such other business as may be properly brought before the meeting and any adjournment thereof.


[C] AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR
    INSTRUCTIONS TO BE EXECUTED.

Note: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Signature 1 - Please keep signature  Signature 2 - Please keep signature  Date (mm/dd/yyyy)
              within the box                       within the box

-----------------------------------  -----------------------------------  -------------------------

                                                                                /         /
-----------------------------------  -----------------------------------  -------------------------


[ ]                 1 U P X     H H H      P P P P     0020792                +

001CD40001     00A24B

--------------------------------------------------------------------------------
PROXY - PICO HOLDINGS, INC.
--------------------------------------------------------------------------------

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Hart and James F. Mosier, or either of them acting alone, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent, and to vote as designated below, all the shares of Common Stock of PICO Holdings, Inc. (the "Company") held of record by the undersigned on May 19, 2003 at the Annual Meeting of Shareholders of the Company to be held at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California 92037 on July 17, 2003 at 9:00 a.m. (PDT), and at any adjournment thereof.

(The Board of Directors recommends a vote FOR items 1 and 2)

1. Election of two Directors for terms of three years ending in 2006. The nominees are S. Walter Foulkrod, III, Esq. and Richard D. Ruppert, MD.

2. To approve the PICO Holdings, Inc. 2003 Stock Appreciation Rights Program.

3. To transact such other business as may be properly brought before the meeting and any adjournment thereof.

WHEN PROPERLY EXECUTED, THESE INSTRUCTIONS WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE OF THIS CARD; IF YOU DO NOT PROVIDE DIRECTION, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                            YOUR VOTE IS IMPORTANT!
 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS BELOW.







INTERNET AND TELEPHONE VOTING INSTRUCTIONS

YOU CAN VOTE BY TELEPHONE OR INTERNET! AVAILABLE 24 HOURS A DAY 7 DAYS A WEEK! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

------------------------------------------------------------     -----------------------------------------
[Phone] To vote using the Telephone (within U.S. and Canada)     [Mouse] To vote using the Internet
------------------------------------------------------------     -----------------------------------------

- Call toll free 1-XXX-XXX-XXXX in the United States or          - Go to the following web site:
  Canada any time on a touch tone telephone. There is NO           WWW.COMPUTERSHARE.COM/US/PROXY
  CHARGE to you for the call.

- Enter the HOLDER ACCOUNT NUMBER (EXCLUDING THE LETTER          - Enter the information requested on your computer screen
  "C") and PROXY ACCESS NUMBER located below.                      and follow the simple instructions.

- Follow the simple recorded instructions.

Option 1: To vote as the Board of Directors recommends on ALL proposals:
          Press 1.

          When asked, please confirm your vote by pressing 1.

Option 2: If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

HOLDER ACCOUNT NUMBER C0123456789                      PROXY ACCESS NUMBER 12345

IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL BACK THIS
PROXY CARD.

PROXIES SUBMITTED BY TELEPHONE OR THE INTERNET MUST BE RECEIVED BY 12:00 MIDNIGHT, CENTRAL TIME, ON JULY 15, 2003.

THANK YOU FOR VOTING

00A25B